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                                                                    EXHIBIT 15.1


May 28, 1999


Stone Energy Corporation
post Office Box 52807
Lafayette, LA  70505

Gentlemen:

We are aware that Stone Energy Corporation has incorporated by reference in this Registration Statement and in its registration statements (File Nos. 33-62362, 33-72236, 33-67332, 33-93486, 333-38425) its Form 10-Q for the quarter ended
March 31, 1999, which includes our report dated May 3, 1999, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993 (the Act), this report is not considered a "part" of the registration statements prepared or certified by our firm or a "report" prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen L.L.P.